SIGNAL TECHNOLOGY CORPORATION
                         EMPLOYEE STOCK PURCHASE PLAN


                             ARTICLE I -- PURPOSE

     1.01. Purpose

     This Signal Technology Corporation Employee Stock Purchase Plan (the "Plan") is intended to provide the employees of Signal Technology Corporation (hereinafter referred to as the "Company") the opportunity to acquire a proprietary interest in the Company through the purchase of shares of the Common Stock of the Company. It is the intention of the Company that the Plan qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). The provisions of the Plan shall be construed so as to extend and limit participation in a manner consistent with the requirements of Section 423 of the Code.


                           ARTICLE II -- DEFINITIONS

     2.01. "Base Pay" means regular straight-time earnings, excluding payments for overtime, shift premium, bonuses and other special payments, commissions and other incentive payments.

     2.02. "Committee" means the individuals described in Article X.

     2.03. "Common Stock" or "Stock" means the Common Stock, $0.01 par value, of the Company.

     2.04. "Employee" means any person who is customarily employed on a full-time or part- time basis by the Company and is regularly scheduled to work more than 20 hours per week and more than five months per calendar year.

     2.05 "Plan Administrator" means the Company's Vice President, Human Resources and Administration.


                 ARTICLE III -- ELIGIBILITY AND PARTICIPATION

     3.01. Initial Eligibility.

     Except as otherwise provided in the Plan, each and every Employee of the Company shall be eligible to participate in Offerings (as hereinafter defined) which commence on or after the respective Employee's commencement date of employment.

     3.02. Leave of Absence.

     For purposes of participation in the Plan, an Employee on leave of absence shall be deemed to be an Employee for the first one hundred eighty (180) days of such leave of absence, and such Employee's employment shall be deemed to terminate at the close of business on the 180th day of such leave of absence unless such Employee shall have returned to regular full-time or part-time employment (as the case may be) prior to the close of business on such 180th day. Termination of any Employee's leave of absence, other than termination of such leave of absence by return to full time or part time employment, shall terminate an Employee's employment for all purposes of the Plan, and shall terminate such Employee's participation in the Plan and right to exercise any option hereunder.

     3.03. Restrictions on Participation.

     Notwithstanding any provisions of the Plan to the contrary, no Employee shall be granted an option under the Plan if:


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     (a) immediately after the grant, such Employee would own Common Stock and/or hold outstanding options to purchase Common Stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company (for purposes of this paragraph, the rules of Section 424(d) of the Code shall apply in determining stock ownership of any Employee); or

     (b) such option permits such Employee's rights to purchase Common Stock under all employee stock purchase plans of the Company to accrue at a rate which exceeds $25,000 in fair market value of the Common Stock (determined at the time such option is granted) for the calendar year in which such option is outstanding.

     3.04. Commencement of Participation.

     An eligible Employee may become a participant by completing an authorization for a payroll deduction on the form provided by the Company and delivering it to the Plan Administrator on or before the date set therefor by the Committee, which date shall be prior to the Offering Commencement Date for the Offering (as such terms are defined below). Payroll deductions for a participant shall commence on the applicable Offering Commencement Date when his or her authorization for a payroll deduction becomes effective and shall end on the Offering Termination Date (as hereinafter defined) of the Offering to which such authorization is applicable, unless sooner terminated by the participant as provided in Article VIII.


                            ARTICLE IV -- OFFERINGS

     4.01. Semi-Annual Offerings.

     The Plan will be implemented through four (4) semi-annual offerings (the "Offerings" and each an "Offering") of the Company's Common Stock. The initial Offering shall commence on July 1, 1997, and shall terminate on December 31, 1997. The subsequent Offerings shall commence on the first day of the following January and on the first day of the following July, and shall terminate on the 30th day of June and the 31st day of December, respectively, with the last Offering commencing on January 1, 1999. The maximum number of shares of the Company's Common Stock to be issued in each Offering shall be seventy-five thousand (75,000) shares, plus unissued shares from any prior Offerings, whether offered or not.

     As used in the Plan, "Offering Commencement Date" means January 1, or July 1, as the case may be, on which the particular Offering begins and "Offering Termination Date" means the June 30 or December 31, as the case may be, on which the particular Offering terminates.


                        ARTICLE V -- PAYROLL DEDUCTIONS

     5.01. Amount of Deduction.

     At the time a participant files his or her authorization for payroll deduction, he or she shall elect to have deductions made from his or her pay on each payday during the time he or she is a participant in an Offering at a rate not less than one percent (1%) and not more than ten percent (10%) of his or her Base Pay in effect at the Offering Commencement Date of such Offering.

     5.02. Participant's Account.

     All payroll deductions from Base Pay made for a participant shall be credited to his or her account under the Plan (a "Plan Account"). A participant may not make any separate cash payment into his or her Plan Account except when on leave of absence and then only as provided in Section 5.04.

     5.03. Changes in Payroll Deductions.

     A participant may discontinue his or her participation in the Plan as provided in Article VIII, but no other change can be made during an Offering and, specifically, a participant may not alter the amount of his or her payroll deductions for that Offering.


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     5.04. Leave of Absence.

     If a participant goes on a leave of absence, such participant shall have the right to elect: (a) to withdraw the balance in his or her Plan Account pursuant to Section 7.02, (b) to discontinue contributions to the Plan but remain a participant in the Plan, or (c) remain a participant in the Plan during such leave of absence, authorizing deductions to be made from payments by the Company to the participant during such leave of absence and undertaking to make cash payments to the Plan at the end of each payroll period to the extent that amounts payable by the Company to such participant are insufficient to meet such participant's authorized Plan deductions.

     5.05 Limitation on Plan Deductions.

     Notwithstanding any provisions of the Plan to the contrary, no deduction shall be made from an Employee's Base Pay, and no contribution to an Employee's Plan Account pursuant to Section 5.04 shall be accepted, to the extent that such deduction or such contribution would cause the balance in such Employee's Plan Account to exceed the sum of $10,000 at any time.


                       ARTICLE VI -- GRANTING OF OPTION

     6.01. Number of Option Shares.

     Subject to Section 5.05 hereof, on the Offering Commencement Date of each Offering, a participating Employee shall be deemed to have been granted an option to purchase a maximum number of shares of the Common Stock of the Company equal to an amount determined as follows:

     (a) that percentage of the Employee's Base Pay which he or she has elected to have deducted (but not in any case in excess of ten percent (10%)), multiplied by

     (b) the Employee's Base Pay during the period of the Offering, divided by

     (c) 85% of the market value of the Common Stock of the Company on the applicable Offering Commencement Date.

     For purposes of subsection (d) of this Section 6.01, the market value of the Company's Common Stock shall be determined as provided in subsections (a) and (b) of Section 6.02 below.

     An Employee's Base Pay during the period of an Offering shall be determined by multiplying his or her normal weekly rate of pay (as in effect on the last day prior to the Offering Commencement Date of the particular Offering) by 26, or the hourly rate by 1040, as the case may be, provided that, in the case of an eligible part-time hourly Employee, the Employee's Base Pay during the period of an Offering shall be determined by multiplying such Employee's hourly rate of pay in effect on the Offering Commencement Date by the number of regularly scheduled hours of work for such Employee during such Offering.

     6.02. Option Price.

     The option price of Common Stock purchased with payroll deductions made during an Offering for a participant therein shall be the lower of:

     (a) 85% of the closing price of the Common Stock on the Offering Commencement Date or the nearest prior business day on which trading occurred on the American Stock Exchange; or

     (b) 85% of the closing price of the Common Stock on the Offering Termination Date or the nearest prior business day on which trading occurred on the American Stock Exchange.

     If the Common Stock of the Company is not admitted to trading on any of the aforesaid dates for which closing prices of the Common Stock are to be determined, then reference shall be made to the fair market value of the Common Stock on that date, as determined on such basis as shall be established or specified for the purposes hereof by the Committee.


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                       ARTICLE VII -- EXERCISE OF OPTION

     7.01. Automatic Exercise.

     Unless a participant gives written notice to the Company as hereinafter provided, his or her option for the purchase of Common Stock with payroll deductions made during any Offering will be deemed to have been exercised automatically on the Offering Termination Date applicable to such Offering, for the purchase of the number of full shares of Common Stock which the accumulated payroll deductions in his or her Plan Account at that time will purchase at the applicable option price (but not in excess of the number of shares for which options have been granted to the Employee pursuant to Section 6.01), and any excess in his or her Plan Account at that time will be returned to him or her.

     7.02. Withdrawal of Plan Account.

     By written notice to the Plan Administrator not less than five (5) business days prior to the Offering Termination Date applicable to any Offering, a participant may elect to withdraw all the accumulated payroll deductions in his or her Plan Account at such time.

     7.03. Fractional Shares.

     Fractional shares will not be issued under the Plan and any balance in an Employee's Plan Account which would have been used to purchase fractional shares will be returned to such Employee promptly following the termination of an Offering.

     7.04. Transferability of Option.

     During a participant's lifetime, options held by the participant shall be exercisable only by the participant.

     7.05. Delivery of Stock.

     As promptly as practicable after the Offering Termination Date of each Offering, the Company will deliver to each participant the Common Stock purchased upon exercise of his or her option.


                          ARTICLE VIII -- WITHDRAWAL

     8.01. In General.

     As indicated in Section 7.02, a participant may withdraw payroll deductions credited to his or her Plan Account by giving written notice of his or her intention to withdraw (a "Withdrawal Notice") to the Plan Administrator no later than five (5) business days prior to the Offering Termination Date applicable to any Offering. Upon the Company's timely receipt of the Withdrawal Notice, all of the participant's payroll deductions credited to his or her Plan Account will be paid to him or her, and no further payroll deductions will be made from his or her pay during such Offering.

     8.02. Effect on Subsequent Participation.

     Unless a participants expressly indicates to the contrary in the Withdrawal Notice, a participant's withdrawal from any Offering will not have any effect upon his or her participation in any succeeding Offering, or in any similar plan which may hereafter be adopted by the Company.

     8.03. Termination of Employment.

     Upon termination of the participant's employment for any reason, including retirement (but excluding death while in the employ of the Company or continuation of a leave of absence for a period beyond one hundred eighty (180)
days), the payroll deductions credited to his or her Plan Account will be returned to him or her, or, in the case of his or her death subsequent to the termination of his or her employment, to the person or persons entitled thereto under Section 11.01.


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     8.04. Termination of Employment Due to Death.

     Upon termination of the participant's employment because of his or her death, his or her beneficiary (as defined in Section 11.01) shall have the right to elect, by written notice given to the Plan Administrator prior to the earlier of the Offering Termination Date or the expiration of a period of sixty (60) days commencing with the date of the death of the participant, either:

     (a) to withdraw all of the payroll deductions credited to the participant's Plan Account under the Plan, or

     (b) to exercise the participant's option for the purchase of Common Stock on the Offering Termination Date next following the date of the participant's death for the purchase of the number of full shares of Common Stock which the accumulated payroll deductions in the participant's Plan Account at the date of the participant's death will purchase at the applicable option price, and any excess in such Plan Account will be returned to said beneficiary.

     In the event that no such written notice of election shall be duly received by the office of the Plan Administrator, the beneficiary shall automatically be deemed to have elected, pursuant to subsection (b) of this Section 8.04, to exercise the participant's option.

     8.05. Leave of Absence.

     A participant on leave of absence shall, subject to the election made by such participant pursuant to Section 5.04, continue to be a participant in the Plan so long as such participant is on continuous leave of absence. A participant who has been on leave of absence for more than one hundred eighty
(180) days and who therefore is not an Employee for purposes of the Plan shall not be entitled to participate in any Offering commencing after the 180th day of such leave of absence. Notwithstanding any other provisions of the Plan, unless a participant on leave of absence returns to regular full time or part time employment with the Company at the earlier of: (a) the termination of such leave of absence or (b) three (3) months from the 180th day of such leave of absence, such participant's participation in the Plan shall terminate on whichever of such dates first occurs.


                              ARTICLE IX -- STOCK

     9.01. Maximum Shares.

     The maximum number of shares of the Company's Common Stock which shall be issued under the Plan, subject to adjustment upon changes in capitalization of the Company as provided in Section 11.04, shall be seventy-five thousand (75,000) shares in each Offering (plus in each Offering all unissued shares from prior Offerings, whether offered or not), not to exceed three hundred thousand (300,000) shares for all Offerings. If the total number of shares for which options are exercised on any Offering Termination Date in accordance with Article VI exceeds the maximum number of shares for the applicable Offering, the Company shall make a pro rata allocation of the shares available for delivery and distribution in as nearly a uniform manner as shall be practicable and as it shall determine to be equitable, and the balance of payroll deductions credited to the Plan Account of each participant shall be returned to him or her as promptly as possible.

     9.02. Participant's Interest in Option Stock.

     The participant will have no interest in Common Stock covered by his or her option until such option has been exercised.

     9.03. Registration of Stock.

     Stock to be delivered to a participant under the Plan will be registered in the name of the participant, or, if the participant so directs by written notice to the Plan Administrator prior to the Offering Termination Date applicable thereto, in the names of the participant and one such other person as may be designated by the participant, as joint tenants with rights of survivorship or as tenants by the entirety, to the extent permitted by applicable law.


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     9.04. Restrictions on Exercise.

     The Board of Directors may, in its discretion, require as conditions to the exercise of any option that the shares of Common Stock reserved for issuance upon the exercise of the option shall have been duly listed, upon official notice of issuance, on the American Stock Exchange or another stock exchange, and that either:

     (a) a Registration Statement under the Securities Act of 1933, as amended, with respect to said shares shall be effective, or

     (b) the participant shall have represented at the time of purchase, in form and substance satisfactory to the Company, that it is his or her intention to purchase the shares for investment and not for resale or distribution.


                          ARTICLE X -- ADMINISTRATION

     10.01. Appointment of Committee.

     The Board of Directors shall appoint a committee (the "Committee") to administer the Plan, which shall consist of no fewer than three (3) members of the Board of Directors. No member of the Committee shall be eligible to purchase Common Stock under the Plan. In the absence of the appointment of a separate committee to administer the Plan, the Plan shall be administered by the Compensation Committee of the Company's Board of Directors.

     10.02. Authority of Committee.

     Subject to the express provisions of the Plan, the Committee shall have plenary authority in its discretion to interpret and construe any and all provisions of the Plan, to adopt rules and regulations for administering the Plan, and to make all other determinations deemed necessary or advisable for administering the Plan. The Committee's determination on the foregoing matters shall be conclusive and binding upon all Plan participants.

     10.03. Rules Governing the Administration of the Committee.

     The Board of Directors may from time to time appoint members of the Committee in substitution for, or in addition to, members previously appointed and may fill vacancies, however caused, in the Committee. The Committee may select one of its members as its Chairman and shall hold its meetings at such times and places as it shall deem advisable and may hold telephonic meetings. A majority of the Committee's members shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. The Committee may correct any defect or omission or reconcile any inconsistency in the Plan, in the manner and to the extent it shall deem desirable. Any decision or determination reduced to writing and signed by a majority of the members of the Committee shall be as fully effective as if it had been made by a majority vote at a meeting duly called and held. The Committee may appoint a secretary and shall make such rules and regulations for the conduct of its business as it shall deem advisable.


                          ARTICLE XI -- MISCELLANEOUS

     11.01. Designation of Beneficiary.

     A participant may file a written designation of a beneficiary who is to receive any Common Stock and/or cash under the Plan. Such designation of beneficiary may be changed by the participant at any time by written notice to the Plan Administrator. Upon the death of a participant and upon receipt by the Company of proof of identity and existence at the participant's death of a beneficiary validly designated by him or her under the Plan, the Company shall deliver such Common Stock and/or cash to such beneficiary. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant's death, the Company shall deliver such Common Stock and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such Common Stock and/or cash to the spouse or to any one or more dependents of the participant as the Company may designate. No beneficiary shall, prior to the death of the


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participant by whom he or she has been designated, acquire any interest in the
Common Stock and/or cash credited to the participant under the Plan.

     11.02. Transferability.

     Neither payroll deductions credited to a participant's Plan Account nor any rights with regard to the exercise of an option or to receive Common Stock under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by the participant other than by will or the laws of descent and distribution. Any such attempted assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section 7.02.

     11.03. Use of Funds.

     All payroll deductions received or held by the Company under this Plan may be used by the Company for any corporate purpose and the Company shall not be obligated to segregate such payroll deductions.

     11.04. Adjustment Upon Changes in Capitalization.

     (a) If, while any options are outstanding under the Plan, the outstanding shares of Common Stock of the Company have increased, decreased, changed into, or been exchanged for a different number or kind of shares or securities of the Company through reorganization, merger, recapitalization, reclassification, stock split, reverse stock split or similar transaction, appropriate and proportionate adjustments may be made by the Committee in the number and/or kind of shares which are subject to purchase under outstanding options and to the option exercise price or prices applicable to such outstanding options. In addition, in any such event, the number and/or kind of shares which may be offered in the Offerings described in Article IV hereof shall also be proportionately adjusted. No adjustments shall be made for stock dividends. For the purposes of this Section 11.04, any distribution of shares to shareholders in an amount aggregating 20% or more of the outstanding shares shall be deemed a stock split and any distributions of shares aggregating less than 20% of the outstanding shares shall be deemed a stock dividend.

     (b) Upon the dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation, or upon a sale of substantially all of the property or stock of the Company to another corporation (any of such transactions being hereinafter referred to as a "Terminating Transaction"), the holder of each option then outstanding under the Plan will thereafter be entitled to receive at the next Offering Termination Date upon the exercise of such option for each share as to which such option shall be exercised, as nearly as reasonably may be determined, the cash, securities and/or property which a holder of one share of the Common Stock was entitled to receive upon and at the time of such Terminating Transaction. The Board of Directors shall take such steps in connection with any such Terminating Transaction as the Board shall deem necessary to ensure that the provisions of this Section 11.04 shall thereafter be applicable, as nearly as reasonably may be determined, in relation to the said cash, securities and/or property as to which such holder of such option might thereafter be entitled to receive.

     11.05. Amendment and Termination.

     The Board of Directors shall have complete power and authority to terminate or amend the Plan; provided, however, that the Board of Directors shall not, without the approval of the stockholders of the Corporation, (i) increase the maximum number of shares which may be issued under the Plan (except pursuant to Section 11.04); (ii) amend the requirements as to the class of Employees eligible to purchase Common Stock under the Plan or permit the members of the Committee to purchase Common Stock under the Plan. No termination, modification, or amendment of the Plan may, without the consent of an Employee then having an option under the Plan to purchase Common Stock, adversely affect the rights of such Employee under such option.

     11.06. Effective Date.

     The Plan shall become effective upon approval by the holders of the majority of the Common Stock present and represented at the annual meeting of the stockholders to be held on May 6, 1997. If the Plan is not so approved, the Plan shall not become effective.


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     11.07. No Employment Rights.

     The Plan does not, directly or indirectly, create any right for the benefit of any Employee or class of Employees to purchase any shares under the Plan, or create in any Employee or class of Employees any right with respect to continuation of employment by the Company, and it shall not be deemed to interfere in any way with the Company's right to terminate, or otherwise modify, an Employee's employment at any time.

     11.08. Effect of Plan.

     The provisions of the Plan shall, in accordance with its terms, be binding upon, and inure to the benefit of, all successors of each Employee participating in the Plan, including, without limitation, such Employee's estate and the executors, administrators or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy or representative of creditors of such Employee.

     11.09. Governing Law.

     The law of the State of California will govern all matters relating to this Plan except to the extent it is superseded by the laws of the United States.


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